UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2015

INTERVAL LEISURE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34062	26-2590997
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6262 Sunset Drive Miami, Florida	33143
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 666-1861

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 27, 2015, Interval Acquisition Corp. (the “Issuer”), a wholly-owned subsidiary of Interval Leisure Group, Inc., issued a press release announcing its intention to offer $300 million aggregate principal amount of senior notes due 2023 in a private offering (the “Notes”).

The Issuer estimates that the net proceeds from this offering will be approximately $294 million, after deducting transaction fees and estimated offering expenses payable by us. The Issuer intends to use the net proceeds from this offering to repay indebtedness outstanding under its senior secured revolving credit facility.

The Notes and related guarantees will be offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or, outside the United States, to persons other than “U.S. persons” in reliance on Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, registration requirements. The Issuer has agreed to file a registration statement with the Securities and Exchange Commission pursuant to which the Issuer will either offer to exchange the Notes for substantially similar registered notes or register the resale of the Notes.

A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits to this Form 8-K

Exhibit No.	Description
99.1	Press Release dated March 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interval Leisure Group, Inc.
Date: March 27, 2015
	By:	/s/ Victoria J. Kincke
	Name:	Victoria J. Kincke
	Title:	Senior Vice President and General Counsel

Exhibits Index

Exhibit No.	Description
99.1	Press Release dated March 27, 2015